8th Floor, 701 Evans Avenue
Toronto, Ontario
Canada M9C 1A3
Telephone: (416) 626-6000 Fax: (416) 626-8650
www.mscm.ca
Jack C. Cooper
James H.B. Glover
Patricia A. Kajda
Alex R. Makuz
James M. Molyneux
Sandra A. Solecki
January 24, 2006	Rosario A. Suppa
David C. Thorman

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated January 24, 2006 of Silver Dragon Resources, Inc. and are in agreement with the statements contained in the first, second and fourth paragraphs of that Item.  We have no basis to agree with other statements of the registrant contained therein.

Yours very truly,
MOORE STEPHENS COOPER MOLYNEUX LLP

An independently owned and operated member of Moore Stephens North America, Inc. - members in principal cities throughout North America
Moore Stephens North America, Inc. is a member of Moore Stephens International Limited - members in principal cities throughout the world